The transition to a holding company structure described in this press release involves securities of a Japanese company. The offer is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of its officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the issuer may purchase securities otherwise than in connection with the transition to a holding company structure, such as in the open market or through privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. In the event of any conflict or discrepancy between this document and the Japanese-language original, the Japanese-language original shall prevail in all respects.

August 12, 2022

To whom it may concern:

Company name: Nippon Koei Co., Ltd

Name of representative: Hiroaki Shinya, Representative Director and President

(Stock code 1954 on the Prime Market of the Tokyo Stock Exchange）

Contact: Noriyuki Nakashima, General Manager of Corporate Communication Office

Tel.: +81-3-5276-2454

Announcement of Transition to a Pure Holding Company Structure through a Share Transfer

At a meeting held today, having drawn up a plan for the transfer of shares, the Board of Directors resolved to establish a pure holding company (wholly owning parent company) called “Integrated Design & Engineering Holdings Co., Ltd.,” of which the Company will become a wholly owned subsidiary via a sole share transfer (“Share Transfer”) effective July 3, 2023 (scheduled), subject to approval at the Company’s Ordinary General Meeting of Shareholders to be held on September 29, 2022 and other prescribed procedures. As the Share Transfer is a sole share transfer by the Company, which is a listed company, some disclosure items and other details have been omitted.

Details

1.	Background to the transition to a holding company structure
Since its establishment in 1946, the management philosophy of the Nippon Koei Group has been to “Act with integrity and contribute to society through technology and engineering.” As a leading company in the field of civil engineering consulting, the Group has developed a range of businesses that help to build the social capital supporting safe and reliable infrastructure and pleasant and prosperous everyday lives.

The business environment surrounding the Group is undergoing rapid change and there are growing expectations and opportunities for growth. As well as the need for technological innovation and the creation of added value through the digital transformation, the increasing promotion of measures to build more robust infrastructure aimed at making nations and regions more resilient to natural disasters, increasing demand for infrastructure and urban development projects particularly in emerging economies, and growing interest in the environment and clean energy both in Japan and overseas all represent business opportunities for the Group.

The Group’s long-term management strategy looks forward to the year 2030 and is based on the concept of “Working together toward a future without boundaries.” Group strategy is founded on ensuring that we can continue to respond to the challenges facing society in the future, and we are aiming for further growth, positioning three sectors as core businesses: the consulting business, the urban and spatial business, and the energy business.

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Following deliberations on how to achieve our long-term management strategy, the Group has decided that the best way to deepen management of the Group from a medium- to long-term perspective, and to make future growth more certain, is to shift to a pure holding company structure. We have accordingly resolved to transition to a structure in which the new holding company will be responsible for formulating overall group strategy and governance, allowing each Group company to pursue its business in an autonomous and dynamic fashion.

2.	Objectives of transition to a holding company structure and the group management structure to be realized through the transition
A.	Stronger governance and speedier decision-making

By transitioning to a pure holding company structure, our objectives are to further strengthen overall governance of the Group as a whole and to speed up decision-making. The holding company will be a company with nominating committee, etc. in order to promote the separation of supervision and execution of Group management, and will specialize in Group management and administration, with an oversight system comprising nominating, compensation, and auditing committees, on which outside directors will make up more than half the members. The holding company will be responsible for deciding the optimal allocation of management resources, for designing functions and systems to maximize value as a group, and for formulating strategy and plans for the Group. Making use of the management administration subsidiary that will be established, the holding company will provide guidance and oversight of each Group company’s business and support the management of each Group company.

B.	Promotion of autonomy and collaboration

Group companies will be responsible for their own autonomous and dynamic decision-making and will carry out their business in line with Group strategy, pursuing improvements to revenue and profitability, and accelerated development of new technology, and will formulate their own flexible and timely alliances and M&A strategies. The new structure will also seek to strengthen cooperation among Group companies and to create greater synergies as a group. By allowing each organization within the Group to make the best use of its characteristics, and by building a system and organizational culture in which each organization can act and grow autonomously, the Group aims to maximize its value as a group.

C.	Securing diversity

The Group will introduce a system of matrix management through collaboration between core businesses and regions (with Group companies mutually collaborating within each region), and will create a system to support the autonomous growth of Group companies, including overseas subsidiaries. We will build a diverse global governance structure, allowing each organization within the Group to make the most of its individual characteristics to achieve solutions to challenges within each region.

3.	Holding company structure after transition

Under the umbrella of the pure holding company, Integrated Design & Engineering Holdings Co., Ltd., in addition to the business administration subsidiary Nippon Koei Business Partners Co., Ltd, the new structure will comprise four main companies, namely: a subsidiary for the consulting business (Nippon Koei Co., Ltd.), two subsidiaries for the urban and spatial business (Nippon Koei Urban Space Co., Ltd, established on July 1, 2022, and the British architecture and design company BDP Holdings Ltd. and its subsidiaries (“BDP”)), and a subsidiary for the energy business (Nippon Koei Energy Solution Co., Ltd.)

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4.	Method and procedures for transition to a holding company

The Company plans to transition to a pure holding company structure through the following method.

A.	Step 1: Establishment of the holding company through a sole share transfer

The holding company will be established through a Share Transfer effective July 3, 2023, and the Company will become a wholly owned subsidiary of the holding company.

A.	Step 2: Reorganization of group companies after the establishment of the Holding Company
After the establishment of the holding company, in order to complete the transition to a pure holding company structure, the Company’s subsidiaries will be reorganized, with the holding company as the direct equity holding company. We will announce the concrete details and schedule for this reorganization as they are decided.

5.	Outline of the Share Transfer
A.	Schedule
Record date for Ordinary General Meeting of shareholders	June 30, 2022
Board of Directors meeting to approve the share transfer plan	August 12, 2022
Ordinary General Meeting of Shareholders to approve the share transfer plan	September 29, 2022 (scheduled)
Delisting of the Company’s shares	June 29, 2023 (scheduled)
Registration of the establishment of the holding company (effective date)	July 3, 2023 (scheduled)
Listing of the shares of the holding company	July 3, 2023 (scheduled)

Please note that this schedule is subject to change as necessary due to the progress of the Share Transfer procedures or other reasons.

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B.	Format of the share transfer

Sole share transfer with the holding company as the wholly owning parent company incorporated through a share transfer and the Company as the wholly owned subsidiary resulting from a share transfer.

C.	Details of allotment within the Share Transfer (share transfer ratio)
Company name	Integrated Design & Engineering Holdings Co., Ltd. (wholly owning parent company incorporated through a share transfer)	Nippon Koei Co., Ltd. (wholly owned subsidiary resulting from a share transfer)
Share transfer ratio	1	1

(Notes)

(1) Share transfer ratio

All shareholders of the Company immediately prior to the point in time that the holding company acquires all the issued shares of the Company pursuant to the Share Transfer will receive an allotment of one share of common stock of the holding company per share of common stock of the Company.

(2) Number of shares per unit

The holding company will adopt a share unit system, with one unit equaling 100 shares.

(3) Basis for calculation of the share transfer ratio

The Share Transfer will establish the holding company as the wholly owning parent company through a sole share transfer, and there will be no change in the shareholding structure of the Company or the holding company at the time of the Share Transfer. Therefore, with the principal concern that no disadvantage or confusion should be caused to the shareholders of the Company, each shareholder will receive an allotment of one share of the common stock of the holding company per share of the common stock of the Company held at the time of the Share Transfer.

(4) Results, method, and basis for third-party calculation

In line with the explanation given in (3) above, since the Share Transfer is a sole share transfer by the Company, no third-party calculation of the share transfer ratio will be conducted.

(5) Number of new shares to be delivered through the Share Transfer (scheduled)

15,058,503 shares of common stock (subject to change)

This number of new shares is based on the total number of 15,060,314 outstanding shares of Nippon Koei Co., Ltd. as at 30 June 2022, and the actual number of new shares to be delivered by the holding company may vary. The Company intends to cancel those of its own shares that can be cancelled in practice immediately before the holding company acquires all of the Company's issued shares as a result of the Share Transfer. The number of treasury shares (1,811) held by the Company as at 30 June 2022 is therefore excluded from the new share issue.

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D.	Matters regarding share options and bonds with share options involved with the Share Transfer
The Company has not issued any share options or bonds with share options.

E.	Items relating to the application for listing of the holding company
Because the Company will become a wholly owned subsidiary of the holding company through the Share Transfer, the shares of the Company will be delisted. However, it was resolved on the same day that we will apply to list the shares of the holding company on the Prime Market of the Tokyo Stock Exchange (Technical Listing), which will be issued to shareholders in compensation for the shares of the Company. The date of the listing is scheduled to be July 3, 2023, an effective date of the Share Transfer, subject to review and other procedures by Tokyo Stock Exchange.

6.	Outline of the Company subject to the Share Transfer

(As of June 30, 2022)

(1) Name	Nippon Koei Co., Ltd.
(2) Address	5-4 Kojimachi, Chiyoda-ku, Tokyo
(3) Name and title of representative	Hiroaki Shinya, Representative Director and President
(4) Description of business	Consulting and appraisal in the fields of development and construction engineering; design and construction of electric power facilities and various types of construction and engineering work; manufacture and sale of electrical and electronic devices and apparatus.
(5) Amount of stated capital	7, 501 million yen
(6) Date of establishment	June 7, 1946
(7) Number of shares-issued and outstanding	15, 060, 314 shares
(8) End of fiscal year	June 30
(9) Major shareholders and shareholding ratio (ratio of shares held to the total number of shares issued, not including treasury stock)	Master Trust Bank of Japan, Ltd. (trust account)		14.3%
	Custody Bank of Japan, Ltd. (trust account)		7.0%
	Nippon Koei Employee Stock Ownership Plan		6.8%
	MUFJ Bank, Ltd.		4.9%
	Meiji Yasuda Life Insurance Co., Ltd.		3.8%
	Government of Norway		2.6%
	Mizuho Bank Ltd.		2.5%
	Custody Bank of Japan, Ltd. (pension trust account)		2.4%
	Mizuho Securities Co., Ltd.		2.0%
	Oyo Corporation		1.5%
(10) Consolidated operational results and financial conditions for the most recent three years (million yen)
Fiscal year end	June 2020	June 2021	June 2022
Total assets	147,408	156,137	173,926

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Total equity	65,721	72,294	81,969
Equity attributable to owners of parent per share (yen)	4,260.82	4,699.82	5,185.66
Revenue	108,441	117,859	130,674
Operating profit	5,245	7,128	9,065
Profit	3,246	4,518	6,704
Profit attributable to owners of parent	3,099	4,531	6,579
Diluted earnings per share (yen)	204.94	300.00	436.98
Dividends per share (yen)	75.00	75.00	125.00

7.	Outline of the holding company to be newly established through the Share Transfer (wholly owning parent company/holding company incorporated through a share transfer) (scheduled)
(1) Name	Integrated Design & Engineering Holdings Co., Ltd.
(2) Address	5-4 Kojimachi, Chiyoda-ku, Tokyo
(3) Representatives, directors, and executives, etc. expected to assume office

Director Ryuichi Arimoto

Director Hiroaki Shinya

Director Takayasu Tsuyusaki

Director Yasushi Hirusaki

Director (outside) Hiizu Ichikawa

Director (outside) Kazumasa Kusaka

Director (outside) Yoshiko Koizumi

Director (outside) Yoko Ishida

Representative Executive Officer and President Hiroaki Shinya

Representative Executive Officer Haruhiko Kanai

Representative Executive Officer Yasushi Hirusaki

Executive Officer Noriaki Yoshida

Executive Officer Tomohisa Fukuoka

Executive Officer Ken Nishino

Executive Officer Hiroshi Yokota

Executive Officer Yoshizo Goto

Executive Officer Nicholas Fairham

(4) Description of business	Management and business administration of subsidiaries and Group companies, and business incidental or related to this.
(5) Amount of stated capital	7,500 million yen
(6) Date of establishment	July 3, 2023
(7) End of fiscal year	June 30
(8) Net assets	Not yet determined
(9) Total assets	Not yet determined

Note: Executive Officers will be formalised by the Directors at the time of company establishment.

8.	Outline of accounting treatment of the Share Transfer
The Share Transfer constitutes a common control transaction for the purpose of corporate accounting, and therefore does not affect profit and loss. No goodwill is expected to arise as a result of this Share Transfer.

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9.	Future outlook
The Company will become a wholly owned subsidiary of the holding company through the Share Transfer. As a result, the Company’s performance will be reflected in the consolidated business results of the holding company, the wholly owning parent company. The impact of the Share Transfer on the Company’s performance will be minimal.

End

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